Exhibit 99.1

July 27, 2012

Dr. William J. Pepicello, President
University of Phoenix	Certified Mail
1625 West Fountainhead Parkway	Return Receipt Requested
Tempe, AZ 85282-2371	#:7007 0710 0001 0676 0947

RE:	Expedited Final Program Review Determination Letter OPE ID: 02098800 PRCN: 201240927981

Dear Dr. Pepicello:

From July 16, 2012 through July 23, 2012, Nancy Taylor and Anna Archila conducted an off-site review of University of Phoenix’s (UOP) administration of the programs authorized pursuant to Title IV of the Higher Education Act of 1965, as amended, 20 U.S.C. §§ 1070 et seq. (Title IV, HEA programs). The purpose of this Final Program Review Determination Letter is to close the program review.

The focus of the review was to determine UOP’s compliance with the statutes and federal regulations as they pertain to the institution’s administration of Title IV programs. The review consisted of, but was not limited to, an examination of UOP’s verification policies and procedures, and the review of individual student financial aid files of students that had been selected for verification.

A sample of 30 files was identified for review from the 2010-2011 and 2011-2012 award years. The files were selected randomly from a statistical sample of a population selected specifically for verification. Appendix A lists the names and partial social security numbers of the students whose files were examined during the program review.

Protection of Personally Identifiable Information (PII):

PII is any information about an individual which can be used to distinguish or trace an individual’s identity (some examples are name, social security number, date and place of birth). The loss of PII can result in substantial harm, embarrassment, and inconvenience to individuals and may lead to identity theft or other fraudulent use of the information. Appendix A was encrypted and sent separately to the institution via e-mail.

University of Phoenix

OPE ID: 02098800

PRCN: 201240927981

Although the review was thorough, it cannot be assumed to be all-inclusive. The absence of statements in the report concerning UOP’s specific practices and procedures must not be construed as acceptance, approval, or endorsement of those specific practices and procedures. Furthermore, it does not relieve UOP of its obligation to comply with all of the statutory or regulatory provisions governing the Title IV, HEA programs.

During the review, no findings were identified.

Record Retention:

Program records relating to the period covered by the program review must be retained until the end of the retention period otherwise applicable to the record under 34 C.F.R. § 668.24(e).

We would like to express our appreciation for the courtesy and cooperation extended during the review. If you have any questions concerning this letter, please call Nancy Taylor at (415) 486-5508.

Sincerely,

Martina Fernandez-Rosario

Division Director

cc:	Ms. Kristen Vedder. Associate Vice President of Apollo Group Financial Aid
Ms. Teri Stanfill, Executive Director, AZ State Board for Private Postsecondary Education
Dr. Sylvia Manning, President, North Central Association of Colleges and Schools